EXHIBIT 15

To the Shareholders and Board of Directors

of Sears, Roebuck and Co.

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Sears, Roebuck and Co. for the 13-week periods ended April 1, 2000 and April 3, 1999, as indicated in our report dated April 27, 2000; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the 13-week period ended April 1, 2000, is incorporated by reference in Registration Statement Nos. 2-64879, 2-80037, 33-18081, 33-23793, 33-41485, 33-43459, 33-45479, 33-55825, 33-58851, 33-64345, 333-8141, and 333-38131 of Sears, Roebuck and Co.; Registration Statement Nos. 33-58139, 333-9817, 33-64215, 333-30879, and 333-62847 of Sears, Roebuck and Co. and Sears Roebuck Acceptance Corp.; Registration Statement Nos. 33-64775, 333-18591, and 333-43309 of Sears, Roebuck and Co. and Sears, Roebuck and Co. Deferred Compensation Plan; Registration Statement Nos. 33-57205, 333-11973, 333-53149, and 333-92501 of Sears, Roebuck and Co. for the Sears 401(k) Profit Sharing Plan (formerly, The Savings and Profit Sharing Fund of Sears Employees); and Registration Statement No. 33-44671 of Sears, Roebuck and Co. and Sears DC Corp.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Deloitte & Touche LLP
Chicago, Illinois

May 9, 2000